EXHIBIT 4.3

FORM OF DIRECTORS STOCK OPTION AGREEMENT
NONQUALIFIED STOCK OPTION AGREEMENT
pursuant to the
INTAC INTERNATIONAL, INC. 2001 LONG TERM INCENTIVE PLAN

This NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is made and entered into by and between INTAC INTERNATIONAL, INC., a Nevada corporation (the "Company"), and                        (the "Optionee"), effective as of            (the "Date of Grant").

        1.     Grant of Option. The Company hereby grants to the Optionee and the Optionee hereby accepts, subject to the terms and conditions hereof, a nonqualified stock option (the "Option") to purchase up to            shares of the Company's Common Stock (the "Common Stock") at the Exercise Price per share set forth in Section 4 below.

        2.     Governing Plan. This Option is granted pursuant to the Company's 2001 Long Term Incentive Plan (the "Plan"), a copy of which is attached hereto. Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan. The Optionee agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Agreement.

        3.     Expiration of the Option. The Option (to the extent not earlier exercised or terminated due to cessation of the Optionee's employment or otherwise in accordance with the Plan) will expire at the end of business on                        , seven (7) years from the Date of Grant. The Option may not be exercised after its expiration or termination.

        4.     Exercise Price. The "Exercise Price" of the Option shall be Fair Market Value (as defined in the Plan) as of the Date of Grant. The Exercise Price is subject to adjustment as set forth in Section 6.2 of the Plan. The parties agree that the Exercise Price shall be $            per share.

        5.     Vesting. Subject to the provisions of the Plan providing for the cessation or acceleration of vesting, the termination or expiration of the Option and the other provisions thereof, the Option shall vest and become exercisable for the corresponding number of shares of Common Stock set forth in Column 2 below if the Optionee's employment has not terminated. The "Vested Portion" of the Option as of any particular date shall be the cumulative total of all shares for which the Option has become exercisable as of that date.

Column 1	Column 2
Measurement Date	Shares Vesting on Measurement Date
First anniversary of the Date of Grant
Second anniversary of the Date of Grant
Third anniversary of the Date of Grant

        6.     Vesting Upon Change of Control. Notwithstanding the provisions of Section 5 above, the Option shall become available as to 100% of the shares immediately following a Change of Control (as defined in the Plan).

        7.     Exercise of the Option. The Vested Portion (as herein defined) of the Option may be exercised, to the extent not previously exercised, in whole or in part, at any time or from time to time prior to the expiration or termination of the Option, except that no Option shall be exercisable except in respect to whole shares, and not less than one hundred (100) shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the terms of the Option. Exercise shall be accomplished by providing the Company with written notice in the form of Exhibit A hereto, which notice shall be irrevocable when delivered and effective upon payment in full of the Option Price in accordance with the Plan and any amounts required in accordance with Section 5.11 of the Plan for withholding taxes, and the satisfaction of all other conditions to exercise imposed under the Plan.

        8.     Effect of Termination of Employment.

          (a)   Termination for Just Cause Dismissal, etc. Subject to Section 8(b), and except as otherwise provided in a written agreement between the Company and/or an "Affiliated Entity" (as defined below) and the Optionee, which may be entered into at any time before or after termination of employment of the Optionee, in the event of (1) a "Just Cause Dismissal" (as defined below) of the Optionee from employment with the Company or any Affiliated Entity or (2) the death, disability or retirement of the Optionee, or (3) the voluntary resignation of the Optionee (whether or not for good cause) then all of the Optionee's Options shall be immediately terminated and become void, and all of the Optionee's unexercised Options (whether or not vested) shall be forfeited, expire and become void, as of the date of such event. For purposes of this Agreement, an "Affiliated Entity" shall mean (A) any corporation or limited liability company, other than the Company, in an unbroken chain of corporations or limited liability companies ending with the Company if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (B) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or another Affiliated Entity; or (C) any other entity, approved by the Company, for purposes of this Agreement, as an Affiliated Entity in which the Company or any other Affiliated Entity has a material equity interest. A "Just Cause Dismissal" shall mean a termination of the Optionee's employment for any of the following reasons: (1) the Optionee violates any reasonable rule or regulation of the Board, the Company's Chief Executive Officer or the Optionee's superiors that results in material damage to the Company or an Affiliated Entity or which, after written notice to do so, the Optionee fails to correct within a reasonable time; (2) any willful misconduct or gross negligence by the Optionee in the material responsibilities assigned to the Optionee; (3) any willful failure to perform the Optionee's job as required to meet the objectives of the Company and/or an Affiliated Entity; (4) any wrongful conduct of the Optionee that has a material adverse impact on the Company or an Affiliated Entity or which constitutes a misappropriation of assets of the Company or an Affiliated Entity; (5) the Optionee's performing services for any other person or entity that competes with the Company and/or an Affiliated Entity while the Optionee is employed by the Company or an Affiliated Entity, without the express written approval of the Chief Executive Officer of the Company or an Affiliated Entity, as applicable; or (6) any other conduct that the Board determines constitutes just cause for dismissal; provided, however, that if the Optionee is party to an employment agreement with the Company and/or an Affiliated Entity providing for just cause dismissal (or some comparable notion) of the Optionee from his employment with the Company or an Affiliated Entity, "Just Cause Dismissal" for purposes of this Agreement shall have the same meaning as ascribed thereto or to such comparable notion in such employment agreement.

          (ii)   Termination for Reasons Other Than as Specified in Section 8(a). Except as otherwise provided in a written agreement between the Company and/or an Affiliated Entity and the Optionee, which may be entered into at any time before or after termination of employment, in the event of the Optionee's termination of employment with the Company or any Affiliated Entity for any reason other than as specified in Section 8(a) above (including, for example, upon termination by the Company for a reason other than Just Cause Dismissal)) then, the Optionee's Options shall become available for exercise as to 100% of the shares (i.e., shall fully vest) and shall remain exercisable until the earlier of (1) the date such Options would have expired in accordance with their terms had the Optionee remained employed and (2) three months after the date of such termination.

        9.     Payment of Option Price. Upon any exercise of the Option, the exercise price for the number of shares for which the Option is then being exercised and the amount of any federal, state and local withholding shall be paid in full to the Company in cash or in such other form as the Long Term Incentive Plan Committee deems acceptable at the time of exercise.

        10.   Nontransferability of Option. The Option shall not be transferable or assignable by the Optionee, other than in accordance with Section 5.9 of the Plan or by will or the laws of descent and distribution (or as otherwise permitted by the Long Term Incentive Plan Committee in its sole discretion), and shall be exercisable during the Optionee's lifetime only by him or her or by his or her legal representative(s) or guardian(s).

        11.   Administration. The Plan and this Agreement shall be administered and may be definitively interpreted by the Board of Directors or the Long Term Incentive Plan Committee of the Board of Directors, whichever applicable, and the Optionee agrees to accept and abide by the decisions of such administering body concerning administration and interpretation of the Plan and this Agreement.

(Signature page follows)

        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company by its duly authorized officer, and by the Optionee in acceptance of the above-mentioned Option, subject to the terms and conditions of the Plan and of this Agreement, all as of the day and year first above written.

INTAC INTERNATIONAL, INC.
By:	Wei Zhou President and Chief Executive Officer
OPTIONEE

EXHIBIT A

NOTICE OF EXERCISE
 under
NONQUALIFIED STOCK OPTION AGREEMENT
 pursuant to the
INTAC INTERNATIONAL, INC. 2001 LONG TERM INCENTIVE PLAN

To:	INTAC International, Inc. (the "Company")
From:
Date:

        Pursuant to the INTAC International, Inc. 2001 Long Term Incentive Plan (the "Plan") and the Nonqualified Stock Option Agreement (the "Agreement") between the Company and myself effective                        I hereby exercise my Option as follows:

Number of shares of Common Stock I wish to purchase under the Option
Exercise Price per share	$
Total Exercise Price	$
"Vested Portion" of Option (see definition in Section 5 of the Agreement)
Number of shares I have previously purchased by exercising the Option
Expiration Date of the Option

        I hereby represent, warrant, and covenant to the Company that:

          a.     I am acquiring the Common Stock for my own account, for investment, and not for distribution or resale, and I will make no transfer of such Common Stock except in compliance with applicable federal and state securities laws and in accordance with the provisions of the Plan.

          b.     I can bear the economic risk of the investment in the Common Stock resulting from this exercise of the Option, including a total loss of my investment.

          c.     I am experienced in business and financial matters and am capable of (i) evaluating the merits and risks of an investment in the Common Stock; (ii) making an informed investment decision regarding exercise of the Option; and (iii) protecting my interests in connection therewith.

        I acknowledge that I must pay the exercise price in full and make appropriate arrangements for the payment of all federal, state and local tax withholdings due with respect to the Option exercised herein, before the stock certificate evidencing the shares of Common Stock resulting from this exercise of the Option will be issued to me.

        Attached in full payment of the exercise price for the Option exercised herein is a check made payable to the Company in the amount of $                        .